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                                                             Exhibit 12

              AMERICAN GENERAL FINANCE, INC. AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)


                                                   Three Months Ended
                                                        March 31,
                                                   1999          1998
                                                 (dollars in thousands)
Earnings:
  Income before provision for income
    taxes                                        $ 79,739      $ 71,129
  Interest expense                                137,545       121,702
  Implicit interest in rents                        3,692         2,819

Total earnings                                   $220,976      $195,650


Fixed charges:
  Interest expense                               $137,545      $121,702
  Implicit interest in rents                        3,692         2,819

Total fixed charges                              $141,237      $124,521


Ratio of earnings to fixed charges                   1.56          1.57

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